Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Facilities Maintenance Agrees to Acquire Peachtree Business Products

HD Supply’s industry-leading facilities maintenance business expands value-added products and services for existing and prospective customers

San Diego – June 14, 2012 – HD Supply Facilities Maintenance, a leading distributor of maintenance, repair and operations (MRO) products, today announced it has entered into a definitive agreement to purchase Peachtree Business Products. Headquartered in Marietta, Ga., Peachtree Business Products specializes in customizable business and property marketing supplies, serving residential and commercial property managers, medical facilities, schools and universities, churches and funeral homes.

“We are dedicated to making the investments required to meet our customers’ needs,” said Anesa Chaibi, president and CEO of HD Supply Facilities Maintenance. “In addition to acquiring a premium business with strong cultural fit and great end-market alignment, this acquisition supports our commitment to provide the right products, services and solutions for our customers.”

The purchase of Peachtree Business Products further strengthens HD Supply Facilities Maintenance’s leading national position by enhancing the depth and diversity of products and services for existing and new customers. It also aligns with HD Supply’s long-term, core leadership business growth strategy.

“HD Supply will continue to focus on growing its core leadership businesses through both organic growth and by acquiring strong companies such as Peachtree Business Products,” stated Joe DeAngelo, CEO of HD Supply. “We are excited to welcome Peachtree Business Products to the HD Supply family.”

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About HD Supply Facilities Maintenance

HD Supply Facilities Maintenance (www.hdsupplysolutions.com) is a leading supplier of maintenance, repair and operations (MRO) products to owners and managers of multifamily, hospitality, educational and commercial properties; healthcare providers; and municipal and government facilities. HD Supply Facilities Maintenance has 37 distribution centers, a fleet of more than 600 delivery vehicles and 22,000 items in stock and is a line of business within the HD Supply (www.hdsupply.com) portfolio of companies – one of the largest diversified industrial distribution companies in North America.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through a diverse portfolio of industry-leading businesses and more than 80 years of experience, the company provides a broad range of products and services to approximately 440,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. With approximately 640 locations across 45 states and nine Canadian provinces, the company’s 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.